Exhibit 4.12

MARKET MAKING SERVICES AGREEMENT

This Market Making Services Agreement (the “Agreement”) made at Toronto, Ontario, as of  March 21, 20  23  between  First Phosphate Corp., a company governed by the laws of  British Columbia  (the “Company”) and Independent Trading Group (ITG), Inc., a company governed by the laws of Ontario (the “Service Provider”).

WHEREAS the Service Provider is a dealer member in good standing of the Investment Industry Regulatory Organization of Canada;

AND WHEREAS the Service Provider provides services to clients whereby it will buy and sell securities of the Company for the purposes of “market making”, which includes facilitating trading, or liquidity, in those securities;

AND WHEREAS the [common shares] in the capital of the Company are trading on the Canadian Securities Exchange  (the “Exchange”) under the symbol  PHOS  (the “Securities”);

AND WHEREAS the Company wishes to use the Service Provider’s market making services for its Securities;

NOW THEREFORE, in consideration of the terms of this Agreement, the parties agree as follows:

1.	SUBJECT MATTER

(a)	Services

The Service Provider will use its commercially best efforts, subject to the terms of this Agreement, to perform the following services (the “Services”) for the Company:

(i)	The Service Provider shall make a two-sided market in the Company’s traded Securities and provide liquidity and stability to the Securities.

(ii)	The Service Provider’s objective will be to:

aa)	limit the difference between bid price and offer price for the Company’s Securities.

bb)	assist in establishing a fair and orderly market for the Securities;

cc)	enhance market depth and augment liquidity for the Securities by entering orders on both sides of the book;

dd)	add stability and efficiency to the market for the Securities and increase the efficiency of the price discovery mechanism; and

ee)	act as a liaison to the Company by providing information to the Company regarding the trading pattern of the Securities on the Exchange.

(iii)	The Service Provider shall present the Company’s management with a monthly report of the Securities’ trading activity and the Service Provider’s actions.

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

(b)   Standard of Performance

The Service Provider shall exercise the skill, care and diligence to be expected of a qualified and competent market making institution experienced in providing services similar to the Services in accordance with generally accepted industry standards.

2.      TERM

(a)   Term Defined

Subject to early termination as detailed in Section 5 below, the initial term of this Agreement is three (3) months*commencing on  March 21, 20 23 (the “Initial Term”).

(b)   Renewal

This Agreement will renew for subsequent one (1) month terms (each, an “Additional Term”) unless either party provides at least thirty (30) days written notice prior to the end of the Initial Term or an Additional Term, as applicable.

3.     REPRESENTATIONS AND WARRANTIES

Each of the Service Provider and the Company represent and warrant as follows to the other party and acknowledge that the other party is relying upon such representations and warranties in entering into this Agreement:

(i) Incorporation and Qualification. The Service Provider and the Company are each corporations incorporated and existing under the laws of their jurisdictions of incorporation and each has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement.

(ii) Corporate Authorization. The execution and delivery of and performance by each of the Service Provider and the Company of this Agreement has been authorized by all necessary corporate action on the part of each of the Service Provider and the Company.

(iii) No Conflict. The execution and delivery of, and performance of this Agreement by each of the Service Provider and the Company do not constitute or result in a violation or breach of, or conflict with, or allow any person to exercise any rights under, any of the terms or provisions of each of the Service Provider’s and Company’s constating documents or by-laws.

(iv) Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Service Provider and the Company and constitutes a legal, valid and binding agreement of it enforceable against each of the Service Provider and the Company in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

4.	LIMITATION OF SERVICE PROVIDER LIABILITY

The Service Provider will not be liable to the Company for any damages for loss of profits or business, or for any punitive, consequential, incidental or indirect damages, related to its provision of the Services.

5.     TERMINATION

(a)   Termination Without Cause

The Company or the Service Provider may terminate this Agreement on thirty (30) days’ prior written notice.

(b)   Termination for Cause

Either party may immediately terminate this Agreement at any time without prior notice to the other party if the other party:

(i)	breaches a material term or condition of this Agreement;

(ii)	substantially fails to fulfill its obligations under this Agreement;

(iii)	discloses Confidential Information (as defined below in Section 8); or

(iv)  becomes subject to insolvency, receivership or bankruptcy proceedings, or the inability of such other party to pay its debts as they become due.

In the event that this Agreement is terminated by the Service Provider, the Company shall only be obligated to pay the Service Fee (as defined in the Schedule of Service Fees attached hereto) for the Services performed to the date of termination.

6.     SUCCESSORS & ASSIGNS

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Company may not assign this Agreement or any rights or duties hereunder without the prior written consent of the other party (such consent to not be unreasonably withheld). The Service Provider may assign this Agreement or any rights or duties hereunder to any of its affiliates. Notwithstanding the foregoing, in the event of a change of control of Company or Service Provider, prior written consent shall not be required if such party provides the other party with written notice prior to the consummation of such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a person or entity, or a group of affiliated (or otherwise related) persons or entities acquires from stockholders of the party shares representing more than fifty percent (50%) of the outstanding voting stock of such party.

7.     SERVICE FEE & PAYMENT

Subject to the terms of this Agreement, the Company shall pay to the Service Provider the Service Fee in accordance with the Schedule of Service Fees delivered in conjunction herewith, as amended, restated or modified from time to time.

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

8.     CONFIDENTIALITY

(a)   Definition of Confidential Information

“Confidential Information” means information, in whatever form or medium, that:

(i)	is proprietary to, about or created by one of the parties;

(ii)  gives a party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of a party;

(iii)  is designated as Confidential Information by a party, or from all the relevant circumstances should reasonably be assumed by a party to be confidential and proprietary to the other party.

Confidential Information does not include information that:

(i)  becomes generally available to the public other than as a result of disclosure by the recipient or anyone to whom it transmits the information;

(ii)  was available to the recipient on a non-confidential basis prior to the disclosure to it by the disclosing party;

(iii)  becomes available to the recipient on a non-confidential basis from a source other than the disclosing party who is not bound by a confidentiality agreement with the disclosing party;

(iv)  was known to the recipient or was in its possession prior to the date of disclosure by the disclosing party;

(v)  is independently developed by the recipient without reference to the Confidential Information provided by the other party; or

(vi)  is required to be disclosed by legal process or law, provided that the receiving party will give written notice to the disclosing party immediately upon learning of such requirement so that the disclosing party may seek a protective order or other appropriate remedy or may waive compliance with the terms of this Agreement.

(b)	Obligations of Recipient with Respect to Confidential Information of Other Party

The party receiving Confidential Information (the “Receiving Party”) will hold Confidential Information of the party disclosing the Confidential Information (the “Disclosing Party”) and Confidential Information of any third party received by the Receiving Party in trust and confidence for and on behalf of Disclosing Party and shall not, except as expressly authorized hereunder or in writing by the other party, use, copy or disclose to any third party any Confidential Information so received.

The Receiving Party will take appropriate action by instruction, agreement or otherwise to ensure that its directors, officers, employees, permitted subcontractors and agents are required to keep confidential all Confidential Information of the Disclosing Party, which is disclosed to or comes into the possession of the Receiving Party, and will be responsible for, and indemnify and save harmless the Disclosing Party for any loss, claim or damage, (including reasonable legal fees as determined by courts of competent jurisdiction), caused by the disclosure or misuse of Confidential Information hereunder (whether or not such disclosure or misuse was intentional, negligent or otherwise) by such directors, officers, employees, permitted subcontractors or agents.

Upon termination of this Agreement, each party will not take with it and each party will return all property of the other party in its possession, including all Confidential Information, as applicable.

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

9.     TAXES AND DUTIES

As may be required by applicable law, the Company shall pay to the Service Provider the amount of any goods and services, sales, use or similar tax which is payable on the Services as provided for in this Agreement. Payment to the appropriate government agencies of the foregoing taxes shall be the sole responsibility of the Service Provider and shall be forwarded by the Service Provider to the appropriate government agencies as required by applicable law.

10.     FORCE MAJEURE & SUSPENSION OF THE SERVICES

(a)   Force Majeure

(i) No party to this Agreement shall be in default in performing its obligations to the extent that failure to perform is prevented or delayed by reason of “force majeure” including, but not limited to, hostilities, war, revolution, civil commotion, strike, labour disturbances or unrest, epidemic, accident, fire, lightning, flood, wind, storm, earthquake, explosion, blockade or embargo, or any law, proclamation, regulation or ordinance, demand or requirement of any government or government agency having jurisdiction over the Services or the parties, or any act of God, or any interruption, defect, withdrawal or failure of power supply, trading systems, network, internet connections, computer systems or communication systems (whether owned or operated by the Service Provider, the Exchange or any third party) or any other cause that prevents the Service Provider from performing the Services or the Exchange from maintaining an orderly market that is beyond the control and without the fault or negligence of the party asserting the benefit of this section.

(ii) The party affected by an event described in Section 10(a)(i) shall, promptly upon learning of such event and ascertaining that it has affected or will affect such party’s performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. In order to continue to rely on force majeure the party claiming it must diligently pursue a remedy and keep the other informed of actions being taken.

(b)   Suspension of the Services

In the event that trading of the Securities on the Exchange are halted or restricted in any manner or the Securities are delisted from the Exchange, the Service Provider shall not be required to perform the Services until the Securities resume trading on the Exchange.

11.     GENERAL TERMS

(a)   Independent Contractor

The relationship between the Company and the Service Provider is that of independent contracting parties only and not that of employment, partnership, joint venture, agency or any other association whatsoever. Nothing contained in this Agreement grants either party the authority to bind the other, and nothing in this Agreement gives or is intended to give any rights of any kind to any third party.

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

(b)    Amendment

This Agreement can only be modified or amended by a written agreement, signed by all of the parties to this Agreement.

(c)    Notice

All notices required to be given under to this Agreement are to be in writing and either delivered by hand, mailed by registered or certified first class air mail, postage prepaid or sent by electronic telecommunication as follows:

To the Service Provider:

Independent Trading Group (ITG), Inc.

33 Yonge Street, Suite 420

Toronto, M5E 1G4

Attn: Sean Debotte

To the Company:

First Phosphate Corp.
1055 West Georgia Street, 1500 Royal Centre, P.O. Box 11117
Vancouve BC V6E 4N7
Attn: Bennett Kurtz

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

Any such notice shall be deemed to have been given and received, if delivered or sent by electronic telecommunication, on the day on which it was delivered or sent and, if mailed, on the fifth (5th) business day following the day it was mailed. No party shall mail any notice hereunder during the period in which Canadian postal workers are on strike or if any such strike is imminent and may be anticipated to affect normal delivery thereof. A party may change its address for the receipt of notices at any time by giving notice thereof to the other party as herein provided.

(d)   Assignment

This Agreement is not assignable by either party without the prior written consent of the other party.

(e)   Entire Agreement

This Agreement and any Schedule of Service Fees delivered pursuant hereto reflects the entire agreement between the parties and any promise, representation or statement not found in this Agreement is not binding on either party.

(f)    Severability

If any provision of this Agreement is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then the impugned provision will be severed from this Agreement and will not affect any other provision of this Agreement and this Agreement shall be read and understood as if impugned provision had never appeared in this Agreement.

(g)   Applicable Law

This Agreement is governed and construed in accordance with the laws of the Province of Ontario. The courts of the Province of Ontario have exclusive jurisdiction over all disputes that may arise as a result of this Agreement. The parties agree that jurisdiction and venue in such courts is appropriate and they irrevocably attorn to the jurisdiction of the Ontario courts. This section will survive termination or expiration of this Agreement.

(h)   Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

The parties are signing this Agreement on the date stated in the introductory clause.

●	INDEPENDENT TRADING GROUP (ITG), INC.

By:	Sean Debotte, President & CEO

By:

Print Name:	Bennett Kurtz
Title:	CFO, First Phosphate Corp.

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com

SCHEDULE A: SERVICE FEES

First Phosphate Corp. (the “Company”) shall compensate Independent Trading Group (ITG), Inc. (the “Service Provider”) for the Services the Service Provider will provide to the Company pursuant to the market making services agreement entered into by the parties on March 21, 20 23 (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

In consideration for the Services, the Company shall:

1.	pay to the Service Provider via the following acceptable methods of payment:

●	wire transfer;

●	bank draft;

●	electronic funds transfer;

●	direct deposit; and

●	credit card

the amount of $ 5000 (the “Service Fee”) on the first business day of every month plus applicable taxes during which the Agreement is outstanding based on an invoice presented by the Service Provider.

The Company shall make its initial and last payment of the Service Fee to the Service Provider on March 21, 2023.

Dated this  20th day of March, 2023

●	INDEPENDENT TRADING GROUP (ITG), INC.

By:	Sean Debotte, President & CEO

By:

Print Name:	Bennett Kurtz
Title:	CFO, First Phosphate Corp

33 Yonge Street | Suite 420 | Toronto, ON M5E 1G4 Canada | www.itg84.com